Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

BILIBILI INC.

(as adopted by Special Resolution passed on April 1, 2017)

1.                                      The name of the Company is Bilibili Inc.

2.                                      The registered office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place as the Directors may determine.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.                                      The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s Shares.

5.                                      The Company has power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

7.                                      The authorised share capital of the Company is US$50,000 divided into 500,000,000 Shares, par value of US$0.0001 each, of which (i) 332,854,142 Shares are designated as Class A Ordinary Shares; (ii) 13,600,000 Shares are designated as Class B Ordinary Shares, (iii) 8,500,000 Shares are designated as Class C Ordinary Shares; (iv) 2,132,353 Shares are designated as Class D Ordinary Shares; (v) 7,078,502 Shares are designated as Series A Preferred Shares; (vi) 14,643,281 Shares are designated as Series A+ Preferred Shares; (vii) 22,794,876 Shares are designated as Series B Preferred Shares; (viii) 27,996,184 Shares are designated as Series C Preferred Shares; (ix) 42,585,304 Shares are designated as Series C1 Preferred Shares, (x) 954,605 Shares are designated as Series C2 Preferred Shares; 13,101,189 shares are designated as Series D1 Preferred Shares and 13,759,564 shares are designated as Series D2 Preferred Shares.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BILIBILI INC.

(as adopted by Special Resolution passed on April 1, 2017)

INTERPRETATION

1                                         In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Adjusted Series A Preferred Share Purchase Price”

means the adjusted purchase price per share for the Series A Preferred Shares upon the shareholding adjustment pursuant to Section 2.3(iii) of the Series A Purchase Agreement, which shall be equal to US$0.225 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of any Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w)or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor.

“Articles”	means these Fifth Amended and Restated Articles of Association of the Company (including the Schedule A1 hereto), as amended and restated from time to time by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Board of Directors”	means the board of directors of the Company.

“Business Days”

means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, New York, Hong Kong, or the PRC.

“Charter Documents”

means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Share”	means the issued and outstanding Class A Ordinary Share, par value US$0.0001 per share, of the Company.

“Class A Ordinary Shareholder”	means any direct or indirect holder of the issued and outstanding Class A Ordinary Shares.

“Class B Conversion Price”

means the then-effective Class B Conversion Price, which shall initially be the Class B Ordinary Share Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Class B Ordinary Share”	means the issued and outstanding Class B Ordinary Share, par value US$0.0001 per share, of the Company.

“Class B Ordinary Shareholder”	means any direct or indirect holder of the issued and outstanding Class B Ordinary Shares.

“Class B Ordinary Share Purchase Price”

means US$0.029, the deemed per-share purchase price for the Class B Ordinary Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Class C Conversion Price”

means the then-effective Class C Conversion Price, which shall initially be the Class C Ordinary Share Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Class C Ordinary Share”	means the issued and outstanding Class C Ordinary Shares, 2 par value US$0.0001 per share, of the Company.

“Class C Ordinary Shareholder”	means any direct or indirect holder of the issued and outstanding Class C Ordinary Shares.

“Class C Ordinary Share Purchase Price”

means US$0.180, the deemed per-share purchase price for the Class C Ordinary Share (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Class D Ordinary Share”	means the issued and outstanding Class D Ordinary Shares, par value US$0.0001 per share, of the Company.

“Class D Ordinary Shareholder”	means any direct or indirect holder of the issued and outstanding Class D Ordinary Shares.

“Class D Ordinary Share Purchase Price”

means US$0.8000, the deemed per-share purchase price for the Class D Ordinary Share (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Closing”	has the meaning set forth in the Series D Share Purchase Agreement.

“Closing Date”	has the meaning set forth in the Series D Share Purchase Agreement.

“CMC”	means CMC Beacon Holdings Limited and/or its and its permitted assigns and transferees.

“CMC Competitors”	means Alibaba, Youku Tudou, Baidu, iQiyi, LeTV, Wanda, Huayi, Enlight, Bona, Huace and/or their Affiliates.

“Company”	means Bilibili Inc., an exempted company organized and existing under the Laws of the Cayman Islands.

“Control Documents”	has the meaning set forth in the Series D Share Purchase Agreement.

“Conversion Price”

means the Series D2 Conversion Price, the Series D1 Conversion Price, the Series C2 Conversion Price, the Series C1 Conversion Price, the Series C Conversion Price, the Series B Conversion Price, the Series A+ Conversion Price, the Series A Conversion Price, the Class D Conversion Price, the Class C Conversion Price and/or the Class B Conversion Price, as applicable.

“Convertible Shares”

means collectively, the Series D2 Preferred Shares, the Series D1 Preferred Shares, the Series C2 Preferred Shares, the Series C1 Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares and the Class B Ordinary Shares.

“Covenantors”	has the meaning set forth in the Series D Share Purchase Agreement.

“Designated Companies”	means the Company and its wholly owned Subsidiaries, and Shanghai Huandian Information Technology Co., Ltd. and its wholly owned Subsidiaries.

“Directors”	means the members of the Board of Directors.

“Domestic Company”	has the meaning set forth in the Series D Share Purchase Agreement.

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP”	means the employee share option plan to be approved by the Board of Directors.

“Founder”	means each of the individuals listed in Part II of Exhibit A of the Series D Share Purchase Agreement.

“Founder Holdco”	means each of the entities listed in Part II of Exhibit A of the Series D Share Purchase Agreement.

“Founder Party”	means each of the parties listed in Part II of Exhibit A of the Series D Share Purchase Agreement.

“Governmental Authority”

means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company and its Subsidiaries (including without limitation the Subsidiaries listed in Part IV of Exhibit A of the Series D Share Purchase Agreement).

“HK Holding Company”	means Hode HK Limited , a limited liability company duly incorporated and validly existing under the Laws of Hong Kong.

“Intellectual Property”

means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investors”	means collectively, the Series A Investors, Series A+ Investors, the Series B Investors, the Series C Investors, the Series C1 Investors, the Series C2 Investor and the Series D Investors.

“Law”

means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“Legend Capital”	means Cheerford Limited and Blissful Day Limited and their permitted assigns and transferees.

“Liquidation Event”	means unless otherwise agreed by the Preferred Majority and the Ordinary Majority, any of the following events:

(i) the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary;

(ii)           the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is transferred;

(iii)          the sale, transfer or other disposition of all or substantially all of the assets, any trademarks, copyrights, domain names or any other technology or Intellectual Properties of any Group Company;

(iv)          any amendment or termination of any of the Control Documents (other than amendments to be made due to adding the nominees of the Investors as the signing parties) without the consent of Preferred Majority; or

(v) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Properties.

For the avoidance of doubt, an Approved Sale (as defined in the Shareholders’ Agreement) shall be deemed as a Liquidation Event unless otherwise waived by the Preferred Majority

“Loyal Valley”	means STARRY CONCEPT GROUP LIMITED and SUNRISE VIEW INVESTMENTS LIMITED and their permitted assigns and transferees.

“Memorandum”	means this Fourth Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time.

“Majority Preferred Directors”	means any four (4) out of all of the Preferred Directors.

“New Shares”	means any Equity Securities of the Company issued after the Closing, except for:

(i)                                     Class A Ordinary Shares or option to acquire any Class A Ordinary Shares, issued to employees, officers, consultants or directors of the Company pursuant to the ESOP as approved by the Board (including the affirmative vote of the Majority Preferred Directors), up to 19,445,106 Class A Ordinary Shares (or seven point six percent (7.60%) of the total issued share capital of the Company on a fully diluted and as-converted basis immediately prior to the Closing);

(ii) Class A Ordinary Shares issued upon conversion of the Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares or the Class B Ordinary Shares;

(iii) Class A Ordinary Shares issued as a dividend or distribution on the Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares or the Class B Ordinary Shares;

(iv)                              Equity Securities of the Company issued in connection with any share split, share dividend, combination, subdivision, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

(v) Equity Securities of the Company issued in an initial public offering of the Company;

(vi) Equity Securities issuable pursuant to the Series D Share Purchase Agreement; and

(vii)                           Equity Securities issued for the purpose of obtaining financing or financial leasing by financial institutions as approved by the Board (including the affirmative vote of the Majority Preferred Directors).

“Option”

means any options to purchase or rights to subscribe for Class A Ordinary Shares, or other securities by their terms convertible into or exchangeable for Class A Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Ordinary Majority”

means holder of at least fifty point zero zero percent (50.00%) of the issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares held by the then employees of the Company, voting together as a single class and on an as-converted basis.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by the Articles.

“Person”

includes an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of these Articles, excluding Hong Kong, Macau and the islands of Taiwan.

“Preferred Majority”	has the meaning set forth in the Shareholders’ Agreement.

“Preferred Share Purchase Price”

means the Series A Preferred Share Purchase Price, the Series A+ Preferred Purchase Price, the Series B Preferred Purchase Price, the Series C Preferred Purchase Price, the Series C1 Preferred Purchase Price, the Series C2 Preferred Purchase Price, the Series D1 Preferred Purchase Price and the Series D2 Preferred Purchase Price, as applicable.

“Preferred Shareholders”	means the holder of Preferred Shares.

“Preferred Shares”

means collectively, the Series A Preferred Shares, the Series A+ Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series C1 Preferred Shares, the Series C2 Preferred Shares and the Series D Preferred Shares.

“QIPO”

means a firm underwritten public offering of the Class A Ordinary Shares of the Company or any other Group Companies in the U.S. by a major underwriter that has been registered under the Securities Act of 1933, as amended, with a minimum market capitalization of US$3 billion and net proceeds to the Company in excess of US$150 million (excluding underwriting discounts, commissions and expenses), or in a similar public offering of Class A Ordinary Shares in a jurisdiction and on a recognized securities exchange outside the U.S. acceptable to the Investors; provided that such public offering in terms of market capitalization, offering proceeds and regulatory approval is reasonably equivalent to the aforementioned public offering in the U.S.

“Series A Closing Date”	means November 3, 2014.

“Series A Conversion Price”

means then-effective Series A Conversion Price, which shall initially be the Series A Preferred Purchase Price or the Adjusted Series A Preferred Share Purchase Price (if any of the shareholding adjustment pursuant to Section 2.3(iii) of the Series A Purchase Agreement has taken place) and shall be adjusted from time to time.

“Series A Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series A Preferred

means the holder(s) of at least fifty point zero zero percent (50.00%) of the voting power of the issued and outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis).

Majority

“Series A Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series A Preferred Shares.

“Series A Preferred Shares”	means the Company’s series A preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series A Preferred Share Purchase Price”

means US$0.300, the deemed per-share purchase price for the Series A Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series A Purchase Agreement”	means that certain Share Purchase Agreement by and among the Company, the Series A Preferred Shareholders and the other parties thereto, dated as of July 1, 2014.

“Series A+ Closing Date”	means December 23, 2014.

“Series A+ Conversion Price”	means then-effective Series A+ Conversion Price, which shall initially be the Series A+ Preferred Purchase Price and shall be adjusted from time to time.

“Series A+ Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series A+ Preferred Majority”

means the holder(s) of at least fifty point zero zero percent (50.00%) of the voting power of the issued and outstanding Series A+ Preferred Shares (voting together as a single class and on an as-converted basis).

“Series A+ Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series A+ Preferred Shares.

“Series A+ Preferred Shares”	means the Company’s series A+ preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series A+ Preferred Share Purchase Price”

means US$0.800, the deemed per-share purchase price for the Series A+ Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series B Conversion Price”

means then-effective Series B Conversion Price, which shall initially be the Series B Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series B Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series B Preferred	the holder(s) of at least fifty point zero zero percent (50.00%) of the voting power of the issued and outstanding

Majority”	Series B Preferred Shares (voting together as a single class and on an as-converted basis).

“Series B Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series B Preferred Shares.

“Series B Preferred Shares”	means the Company’s series B preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series B Preferred Share Purchase Price”

means US$1.938, the deemed per-share purchase price for the Series B Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C Conversion Price”

means then-effective Series C Conversion Price, which shall initially be the Series C Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series C Preferred Majority”

the holder(s) of at least sixty-one point zero zero percent (61.00%) (no rounding up or down) of the voting power of the issued and outstanding Series C Preferred Shares (voting together as a single class and on an as-converted basis).

“Series C Preferred	means any direct or indirect holder of the issued and outstanding Series C Preferred Shares.
Shareholders”

“Series C Preferred Shares”	means the Company’s series C preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C Preferred Share Purchase Price”

means US$4.108, the deemed per-share purchase price for the Series C Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C1 Conversion Price”

means then-effective Series C1 Conversion Price, which shall initially be the Series C1 Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C1 Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series C1/C2 Preferred Majority”

the holder(s) of at least eighty point zero zero percent (80.00%) of the voting power of the issued and outstanding Series C1 Preferred Shares and Series C2 Preferred Shares (voting together as a single class and on an as-converted basis).

“Series C1 Preferred	means any direct or indirect holder of the issued and outstanding Series C1 Preferred Shares.
Shareholders”

“Series C1 Preferred Shares”	means the series C1 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C1 Preferred Share Purchase Price”

means US$4.68306795, the deemed per-share purchase price for the Series C1 Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions)

“Series C2 Conversion Price”

means then-effective Series C2 Conversion Price, which shall initially be the Series C2 Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C2 Investor”	has the meaning set forth in the Shareholders’ Agreement.

“Series C2 Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series C2 Preferred Shares

“Series C2 Preferred Shares”	means the series C2 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series C2 Preferred Share Purchase Price”

means US$5.2377685, the deemed per-share purchase price for the Series C2 Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series C1/C2 Purchase Agreement”

means that certain Series C1/C2 Share Purchase Agreement dated January 29, 2016 by and among the Company, the Series C1 Preferred Shareholders, the Series C2 Preferred Shareholders and certain other parties thereto.

“Series D Closing Date”	means the date of first issuance of a Series D Preferred Share.

“Series D1 Conversion Price”

means then-effective Series D1 Conversion Price, which shall initially be the Series D1 Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series D2 Conversion Price”

means then-effective Series D2 Conversion Price, which shall initially be the Series D2 Preferred Purchase Price (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series D Investors”	has the meaning set forth in the Shareholders’ Agreement.

“Series D Preferred Majority”	has the meaning set forth in the Shareholders’ Agreement.

“Series D1 Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series D1 Preferred Shares.

“Series D2 Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series D2 Preferred Shares.

“Series D Preferred Shareholders”	means any direct or indirect holder of the issued and outstanding Series D Preferred Shares.

“Series D1 Preferred Shares”	means the series D1 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series D2 Preferred Shares”	means the series D2 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Series D Preferred Shares”	means Series D1 Preferred Shares and Series D2 Preferred Shares.

“Series D1 Preferred Share Purchase Price”

means US$6.19403877, the deemed per-share purchase price for the Series D1 Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series D2 Preferred Share Purchase Price”

means US$7.26767216, the deemed per-share purchase price for the Series D2 Preferred Shares (as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions).

“Series D Purchase Agreement”	means that certain Series D Share Purchase Agreement dated April 1, 2017 by and among the Company, the Series D Preferred Shareholders and certain other parties thereto.

“Shareholder”	means any individual or entity holding Shares in the Company.

“Shareholders’ Agreement”	means that certain Fourth Amended and Restated Shareholders’ Agreement dated April 1, 2017 by and among the Company, the Investors and certain other parties thereto.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”

means, a Shareholders resolution expressed to be a special resolution and passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding not less than two-thirds (2/3) of all the issued and outstanding shares of the Company, calculated on a fully converted basis, provided that with respect to any action set forth in Section 4.3(a) of Schedule A of these Articles for which a Special Resolution of the Shareholders is required under the Statute, which majority shall include Preferred Majority (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	means the Companies Law of the Cayman Islands (2013 Revision), and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”

means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or Controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP or PRC GAAP, consistently applied, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Subsidiary Board”	means the board of directors of each of Subsidiaries of the Company.

“Tencent”	means OPH B Limited and its permitted assigns and transferees.

“Tencent Competitors”	means Baidu, Inc., Alibaba Group Holding Ltd, (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.), iQiyi.com Inc. and/or Youku Tudou Inc. and/or their respective Affiliates.

“Trade Sale”	means any of the following events:

(i)            the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is transferred (excluding any transaction effected solely for tax purposes or to change the Company or any other Group Company’s domicile);

(ii) the sale, transfer or other disposition of all or substantially all of the assets or Intellectual Properties of any Group Company; or

(iii) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Properties.

“Transaction Documents”

means, with respect to the Series D Preferred Shares, the Series D Share Purchase Agreement, the Memorandum and Articles, the Shareholders’ Agreement, the Management Rights Letters, the Indemnification Agreements, the Control Documents, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing, and, with respect to each other series of Preferred Shares, the series of transaction documents pursuant to which such series of Preferred Shares are subscribed for, including their exhibits and schedules, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“WFOE”	means Hode Shanghai Limited , a wholly foreign-owned enterprise incorporated and existing under the laws of PRC.

In addition, the following terms shall have the meanings defined for such terms in the Sections or Exhibits set forth below:

“Approved Sale Date”	Section 5.3 of Schedule A
“Approved Sale”	Section 5.1 of Schedule A
“Class B Preference Amount”	Section 2.1(c) of Schedule A
“Class C Preference Amount”	Section 2.1(b) of Schedule A
“Class D Preference Amount”	Section 2.1(b) of Schedule A
“CMC Director”	Section 4.2(e) of Schedule A
“Drag-Along Notice”	Section 5.3 of Schedule A
“Drag-Along Shareholders”	Section 5.1 of Schedule A
“Dragged Shareholders”	Section 5.1 of Schedule A
“IDG Director”	Section 4.2(a) of Schedule A
“LC Director”	Section 4.2(d) of Schedule A
“Loyal Valley Director”	Section 4.2(d) of Schedule A
“Ordinary Directors”	Section 4.2(e) of Schedule A
“Potential Purchaser”	Section 5.1 of Schedule A
“Preference Amount”	Section 2.1(c) of Schedule A
“Preferred Directors”	Section 4.2(d) of Schedule A
“Qiming Director”	Section 4.2(b) of Schedule A
“Redeeming Preferred Shareholder”	Section 6.1(a)(i) of Schedule A
“Redeeming Preferred Shares”	Section 6.1(a)(i) of Schedule A
“Redemption Price”	Section 6.1(b) of Schedule A
“Redemption Notice”	Section 6.1(a)(i) of Schedule A
“Redemption Price Payment Date”	Section 6.1(c) of Schedule A
“Series A Preference Amount”	Section 2.1(b) of Schedule A
“Series A+ Preference Amount”	Section 2.1(b) of Schedule A
“Series B Preference Amount”	Section 2.1(b) of Schedule A
“Series C Preference Amount”	Section 2.1(a) of Schedule A
“Series C1 Preference Amount”	Section 2.1(a) of Schedule A
“Series C2 Preference Amount”	Section 2.1(a) of Schedule A
“Series D1 Preference Amount”	Section 2.1(a) of Schedule A
“Series D2 Preference Amount”	Section 2.1(a) of Schedule A
“Tencent Director”	Section 4.2(c) of Schedule A

In the Articles:

1.1                               words importing the singular number include the plural number and vice versa;

1.2                               words importing the masculine gender include the feminine gender;

1.3                               words importing persons include corporations;

1.4                               “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5                               references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

1.6                               any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7                               headings are inserted for reference only and shall be ignored in construing these Articles; and

1.8                               in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

2                                         All provisions set out in the main body of these articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A hereto, which provide further details on the rights of the Preferred Shareholders, the Class D Ordinary Shareholders, the Class C Ordinary Shareholders and the Class B Ordinary Shareholders. In the event of any difference between the provisions set out in the main body of these Articles and the provisions set out in the Schedule A hereto, the provisions set out in the Schedule A hereto shall prevail.

COMMENCEMENT OF BUSINESS

3                                         The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4                                         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5                                         Subject to the other provisions in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant Options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6                                         The Company shall not issue Shares to bearer.

REGISTER OF SHAREHOLDERS

7                                         The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

8                                         For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose except as explicitly stated herein, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least ten (10) days immediately preceding the meeting.

9                                         In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

10                                  If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

11                                  A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12                                  The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13                                  If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

14                                  Subject to the Statute and the other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

15                                  Subject to the Statute and other provisions in the Memorandum and Articles, the Company may purchase its own Shares (including any redeemable Shares).

16                                  The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

17                                  The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

18                                  The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

19                                  The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

20                                  The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21                                  The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

22                                  The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

23                                  To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

24                                  The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

25                                  Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

26                                  A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

27                                  The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

28                                  If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

29                                  An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

30                                  The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

31                                  The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

32                                  No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

33                                  If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

34                                  If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

35                                  A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

36                                  A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as may be agreed upon between such person and the Company, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

37                                  A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

38                                  The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

39                                  The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

40                                  If a Shareholder dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

41                                  Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

42                                  If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

43                                  A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety (90) days of being received or deemed to be received as determined pursuant to the Articles, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTERED OFFICE

44                                  Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

45                                  All general meetings other than annual general meetings shall be called extraordinary general meetings.

46                                  The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

47                                  The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

48                                  The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

49                                  A Shareholders requisition is a requisition of Shareholders of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the outstanding capital of the Company which as at that date carries the right of voting at general meetings of the Company.

50                                  The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

51                                  If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

52                                  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

53                                  Written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

53.1                        in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

53.2                        in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) of the outstanding Shares giving that right.

54                                  The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

55                                  Subject to Schedule A hereto, no business shall be transacted at any general meeting unless a quorum is present. A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote (including the Preferred Majority and the Ordinary Majority).

56                                  A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

57                                  Subject to Section 4.3 of Schedule A, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

58                                  If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall be a quorum.

59                                  The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

60                                  If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be chairman of the meeting.

61                                  The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

62                                  A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Shareholder or Shareholders collectively present in person or by proxy and holding at least ten percent (10%) of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

63                                  Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

64                                  The demand for a poll may be withdrawn.

65                                  Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

66                                  A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

67                                  In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

68                                  Subject to any rights or restrictions attached to any Shares, on a show of hands every Shareholder who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Shareholder shall have one vote for every Share of which he is the holder.

69                                  In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

70                                  A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

71                                  No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

72                                  No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

73                                  On a poll or on a show of hands votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

74                                  A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

75                                  The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Shareholder of the Company.

76                                  The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

76.1                        not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

76.2                        in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

76.3                        where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

77                                  The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

78                                  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

79                                  Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

80                                  Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

81                                  Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Board of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum. Each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. Any Director may resign at any time upon written notice to the Company.

POWERS OF DIRECTORS

82                                  Subject to the Statute and the other provisions in the Memorandum and Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

83                                  All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

84                                  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

85                                  The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

86                                  Except as otherwise provided in the Articles, Directors shall be appointed by the Shareholders at a general or extraordinary meeting or by written consent. Appointments or elections of Directors need not be by written ballot.

87                                  Except as otherwise provided herein and subject to provisions in Section 4.2 of the Schedule A, vacancies in the Board of Directors may be filled by a majority vote of the Board of Directors or by an appointment either at a general or extraordinary meeting of the Shareholders called for that purpose or by written consent of the Shareholders. Any Directors appointed by the Shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was appointed. A Director appointed by the Board of Directors to fill a vacancy shall serve until the next meeting of Shareholders at which Directors are appointed.

VACATION OF OFFICE OF DIRECTOR

88                                  Subject to the provisions in Schedule A, the office of a Director shall be vacated if:

88.1                        he gives notice in writing to the Company that he resigns the office of Director; or

88.2                        if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

88.3                        if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

88.4                        if he is found to be or becomes of unsound mind; or

88.5                        if, with or without cause, the holders of a majority of the Shares then entitled to vote at an election of Directors resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

89                                  Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit. Subject to the other provisions in the Memorandum and Articles, questions arising at any meeting of the Board of Directors shall be decided by a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the chairman does not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

90                                  A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

91                                  Subject to Section 5.3 of the Schedule A, a resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

92                                  A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

93                                  The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

94                                  The Directors may elect a chairman of the Board of Directors and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

95                                  Subject to Schedule A hereto, all acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96                                  Any non-employee Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

97                                  A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

98                                  A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

99                                  A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

100                           A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

101                           No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon provided that, if an Ordinary Director (or her alternate in her absence) is interested in a transaction with the Company (including any repurchase of Shares by the Company from any of the Founders or Founder Holdcos), she shall be disqualified from or abstain from voting in respect of such transaction if any Preferred Director so requires.

102                           A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

103                           The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

104                           The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing Director and the appointment of a managing Director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

105                           The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

106                           The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

107                           The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

108                           The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

109                           Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

110                           An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a Shareholder, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

111                           An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

112                           Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

113                           An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

114                           The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

115                           The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine (including the affirmative vote of the Majority Preferred Directors). The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

116                           The Directors may by resolution (including the affirmative vote of the Majority Preferred Directors) approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

117                           The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

118                           The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

119                           A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

120                           Subject to the Statute and the other provisions in the Memorandum and Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

121                           The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

122                           The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of Shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

123                           Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

124                           No dividend or distribution shall bear interest against the Company.

125                           Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

126                           The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

127                           The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

128                           In addition to the Company’s contractual rights, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

129                           The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

130                           The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

131                           Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

132                           Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

NOTICES

133                           Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder). Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized carrier.

134                           Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

135                           A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

136                           Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INDEMNITY

137                           Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the Law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

138                           Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

139                           If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

Rights, Preferences and Privileges of the Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares and the Class B Ordinary Shares

The rights, preferences and privileges granted to and imposed on the Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares and the Class B Ordinary Shares are as set forth in this Schedule A. This Schedule A is an attachment to the main body of the Memorandum and Articles and form a part of the Memorandum and Articles. All provisions set out in the main body of the Memorandum and Articles shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any difference between the provisions set out in the main body of the Memorandum and Articles and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall prevail.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise.

1.                                      DIVIDENDS

1.1                               Subject to the Statute and Section 4.3, the Directors may from time to time declare dividends (including interim dividends) and distributions on Shares outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Section 1.

1.2                               (i) No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares, with respect to the Class A Ordinary Shares and Class B Ordinary Shares, unless and until dividends in like amount have been paid in full on the Preferred Shares, the Class C Ordinary Shares and Class D Ordinary Shares (on an as-converted basis); and (ii) no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other Shares, with respect to the Class A Ordinary Shares, unless and until dividends in like amount have been paid in full on the Class B Ordinary Shares (on an as-converted basis).

2.                                      LIQUIDATION

2.1                               Liquidation Event

In a Liquidation Event, all assets and funds of the Company legally available for distribution to the Shareholders shall, by reason of the Shareholders’ ownership of the Shares, be distributed as follows:

(a)                                 prior and in preference to any distribution of any of the assets of the Company to any Ordinary Shareholders and any other Preferred Shareholders, the Series D1 Preferred Shareholders and the Series D2 Preferred Shareholders shall, on a pari passu basis with each other, be entitled to receive for each outstanding Series D1 Preferred Share an amount equal to one hundred percent (100%) of the Series D1 Preferred Share Purchase Price plus all declared but unpaid dividend (the “Series D1 Preference Amount”) and for each outstanding Series D2 Preferred Share an amount equal to one hundred percent (100%) of the Series D2 Preferred Share Purchase Price plus all declared but unpaid dividend (the “Series D2 Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series D1 Preference Amount to all the Series D1 Preferred Shareholders and the Series D2 Preference Amount to all the Series D2 Preferred Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series D1 Preferred Shareholders and the Series D2 Preferred Shareholders in proportion to the aggregate Series D1 Preference Amount and Series D2 Preference Amount each such Series D1 Preferred Shareholder and Series D2 Preferred Shareholder (if applicable) is otherwise entitled to receive pursuant to this Section 2.1(a);

(b)                                 after distribution or payment in full of the Series D2 Preference Amount and the Series D1 Preference Amount, prior and in preference to any distribution of any of the assets of the Company to any Ordinary Shareholders and any other Preferred Shareholders, the Series C2 Preferred Shareholders, the Series C1 Preferred Shareholders and the Series C Preferred Shareholders shall, on a pari passu basis with each other, be entitled to receive for each outstanding Series C2 Preferred Share, Series C1 Preferred Share or Series C Preferred Share held, as the case may be, an amount equal to one hundred percent (100%) of the Series C2 Preferred Share, the Series C1 Preferred Share Purchase Price or the Series C Preferred Share Purchase Price, as applicable, in each case plus all declared but unpaid dividend (the “Series C2 Preference Amount”, the “Series C1  Preference Amount” and the “Series C Preference Amount”, respectively); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series C2 Preference Amount to all the Series C2 Preferred Shareholders, the Series C1 Preference Amount to all the Series C1 Preferred Shareholders and the Series C Preference Amount to all the Series C Preferred Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C2 Preferred Shareholders, the Series C1 Preferred Shareholders and the Series C Preferred Shareholders in proportion to the aggregate Series C2 Preference Amount, the Series C1 Preference Amount and the Series C Preferred Amount each such Series C2 Preferred Shareholder, Series C1 Preferred Shareholder and Series C Preferred Shareholder (as applicable) is otherwise entitled to receive pursuant to this Section 2.1(b);

(c)                                  After distribution or payment in full of the Series D2 Preference Amount, the Series D1 Preference Amount, the Series C2 Preference Amount, the Series C1 Preference Amount and the Series C Preference Amount pursuant to Sections  2.1(a)  and Section 2.1(b), prior and in preference to any distribution of any of the assets of the Company to the Class A Ordinary Shareholders and the Class B Ordinary Shareholders, (i) the Series B Preferred Shareholders shall be entitled to receive for each outstanding Series B Preferred Share held, an amount equal to one hundred percent (100%) of the Series B Preferred Share Purchase Price, plus all declared but unpaid dividend (the “Series B Preference Amount”), (ii) the Series A+ Preferred Shareholders shall be entitled to receive for each outstanding Series A+ Preferred Share held, an amount equal to one hundred percent (100%) of the Series A+ Preferred Share Purchase Price, plus all declared but unpaid dividend (the “Series A+ Preference Amount”), (iii) the Series A Preferred Shareholders shall be entitled to receive for each outstanding Series A Preferred Share held, an amount equal to one hundred and fifty percent (150%) of the Series A Preferred Share Purchase Price or the Adjusted Series A Preferred Share Purchase Price (if the shareholding adjustment pursuant to Section 2.3(iii) of the Series A Purchase Agreement has taken place), plus eight percent (8%) annual compound return (calculated from the Series A Closing Date to actual payment date of such amount that the Series A Preferred Shareholders are entitled to receive pursuant to Section 2.1) and all declared but unpaid dividend (the “Series A Preference Amount”), (iv) the Class D Ordinary Shareholders shall be entitled to receive for each outstanding Class D Ordinary Share held, an amount equal to one hundred percent (100%) of the Class D Ordinary Share Purchase Price, plus all declared but unpaid dividend (the “Class D Preference Amount”); and (v) the Class C Ordinary Shareholders shall be entitled to receive for each outstanding Class C Ordinary Share held, an amount equal to one hundred and fifty percent (150%) of the Class C Ordinary Shares Purchase Price, plus eight percent (8%) annual compound return (calculated from the Series A Closing Date to actual payment date of such amount that the Class C Ordinary Shareholders are entitled to receive pursuant to Section 2.1) and all declared but unpaid dividend (the “Class C Preference Amount”), on a pari passu basis with each other; provided that, if the Company’s assets and funds are insufficient for the full payment of, the Series B Preference Amount to all the Series B Preferred Shareholders, the Series A+ Preference Amount to all the Series A+ Preferred Shareholders, the Series A Preference Amount to all the Series A Preferred Shareholders, the Class D Preference Amount to all the Class D Ordinary Shareholders and the Class C Preference Amount to all the Class C Ordinary Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series B Preferred Shareholders, Series A+ Preferred Shareholders, the Series A Preferred Shareholders, the Class D Ordinary Shareholders and the Class C Ordinary Shareholders in proportion to the aggregate, Series B Preference Amount, Series A+ Preference Amount, Series A Preference Amount, Class D Preference Amount or Class C Preference Amount (as applicable) each such, Series B Preferred Shareholders, Series A+ Preferred Shareholders, Series A Preferred Shareholder, Class D Ordinary Shareholder and Class C Ordinary Shareholder is otherwise entitled to receive pursuant to this Section 2.1(c);

(d)                                 After distribution or payment in full of the Series D2 Preference Amount, the Series D1 Preference Amount, the Series C2 Preference Amount, the Series C1 Preference Amount, the Series C Preference Amount, the Series B Preference Amount, the Series A+ Preference Amount, Series A Preference Amount, the Class D Preference Amount, and the Class C Preference Amount pursuant to Section 2.1(a), Section 2.1(b)  and Section 2.1(c), the Class B Ordinary Shareholders shall be entitled to receive for each outstanding Class B Ordinary Share held, an amount equal to one hundred and fifty percent (150%) of the Class B Ordinary Share Purchase Price, plus eight percent (8%) annual compound return (calculated from the Series A Closing Date to actual payment date of such amount that the Class B Ordinary Shareholder is entitled to receive pursuant to Section 2.1) and all declared but unpaid dividend (the “Class B Preference Amount”, together with the Series C Preference Amount, the Series B Preference Amount, the Series A+ Preference Amount, the Series A Preference Amount, the Class D Preference Amount and the Class C Preference Amount, the “Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Class B Preference Amount to all the Class B Ordinary Shareholders then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Class B Ordinary Shareholders in proportion to the aggregate Class B Preference Amount each such Class B Ordinary Shareholder is otherwise entitled to receive pursuant to this Section 2.1(d);

(e)                                  After distribution or payment in full of the Preference Amount pursuant to Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.1(d), the remaining assets and funds of the Company legally available for distribution to the Shareholders shall be distributed ratably among all Shareholders in proportion to the number of the Class A Ordinary Shares held by them (on an as-converted basis) immediately prior to the occurrence of any Liquidation Event.

3.                                      CONVERSION

Each holder of the Convertible Shares shall have the following rights described below with respect to the conversion of its Convertible Shares into Class A Ordinary Shares. Each Convertible Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Convertible Share, into fully paid and non-assessable Class A Ordinary Shares based on the then-effective applicable Conversion Price.

3.1                               Conversion Price; Conversion Ratio

(a)                                 Subject to the provisions of  Section 3.3, the number of Class A Ordinary Shares to which each Preferred Shareholder, Class D Shareholder, Class C Shareholder or Class B Shareholder shall be entitled to receive upon the conversion of any Preferred Share, Class D Ordinary Share, Class C Ordinary Share or Class B Ordinary Share, as applicable, shall be the quotient of the applicable Preferred Share Purchase Price, Class D Ordinary Share Purchase Price, Class C Ordinary Share Purchase Price, or Class B Ordinary Share Purchase Price, divided by the then-effective applicable Conversion Price. The initial conversion ratio for Preferred Shares to Class A Ordinary Shares is 1:1, and shall be adjusted from time to time as provided in Section 3.3. The initial conversion ratio for Class D Ordinary Share, Class C Ordinary Share or the Class B Ordinary Share to Class A Ordinary Shares is 1:1, respectively, and shall be adjusted from time to time as provided in Section 3.3.

3.2                               Automatic Conversion

(a)                                 Each Preferred Share shall automatically be converted into Class A Ordinary Share based on the then-effective applicable Conversion Price for such Preferred Share (i) upon the approval of the Preferred Majority, or (ii) upon the closing of the QIPO.

(b)                                 Each Class D Ordinary Share, Class C Ordinary Share or Class B Ordinary Share shall automatically be converted into Class A Ordinary Share based on the then-effective applicable Conversion Price for such Class D Ordinary Share, Class C Ordinary Share or Class B Ordinary Share (i) upon the approval of the Ordinary Majority or (ii) upon the closing of the QIPO.

3.3                               Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)                                 Proportional Adjustment

If at any time the number of outstanding Class A Ordinary Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then Conversion Price shall be proportionately adjusted.

(b)                                 Adjustments for Shares Dividends and Other Distributions

In the event that there shall be any dividend or distribution of Class A Ordinary Shares payable to the holders of Class A Ordinary Shares which exceeds the number of Class A Ordinary Shares otherwise receivable by such holders had such distribution been made to all members on pro rata basis, the applicable Conversion Price then in effect shall be proportionately decreased. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Class A Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Class A Ordinary Shares then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Class A Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Class A Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Shares.

(c)                             Dilutive Issuance

(i)                                     Anti-dilution Adjustment. If at any time, the Company shall issue or sell New Shares for a per-share consideration less than the applicable then-effective Conversion Price of any Convertible Shares, then such Conversion Price of such Convertible Shares shall be reduced, as of the date of such issue or sale to an amount equal to the price as calculated by the formula below:

CP2 = CP1 × (A + B) / (A + C)

Whereas,

“CP2” means the new Conversion Price for such series of Convertible Securities in effect immediately after such issue of the New Shares;

“CP1” means the Conversion Price for such series of Convertible Securities in effect immediately prior to such issue of the New Shares;

“A”                           means the number of the Class A Ordinary Shares outstanding immediately prior to such issue of New Shares, treating for this purpose as outstanding all Class A Ordinary Shares (on a Fully Diluted basis) immediately prior to such issue,

“B”        means the number of the Class A Ordinary Shares that would have been issued if such New Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1), and

“C”        means the number of such New Shares issued in such transaction.

(ii)                                  Deemed Issuances of Class A Ordinary Shares. In the case of the issuance of an Option, the following provisions shall apply for all purposes of this Section 3.3(c):

(1)                                 The aggregate maximum number of Class A Ordinary Shares allotted upon exercise of Option shall be deemed to have been issued at the time such Option were issued, and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Option, plus the minimum exercise price provided in such Option for the Class A Ordinary Shares covered thereby.

(2)                                 In the event of any change in the number of Class A Ordinary Shares allotted, or in the consideration payable to the Company upon exercise of such Option, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class A Ordinary Shares or any payment of such consideration upon the exercise of any such Option.

(3)                                 Upon the expiration or termination of any such Option, the Conversion Price of the Convertible Shares shall, to the extent in any way affected by or computed using such Option, be recomputed to reflect the issuance of only the number of Class A Ordinary Shares actually issued upon the exercise of such Option.

(iii)                               Determination of Consideration. In the case of the issuance of Class A Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received by the Company. In the case of the issuance of the Class A Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board of Directors (including the affirmative vote of the Majority Preferred Directors) irrespective of any accounting treatment.

3.4                          Procedure of Conversion

(a)                                      Mechanics of Conversion.

(i)                                     The Company may effect the conversion of the Convertible Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Convertible Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. Upon the conversion of any Convertible Shares, the Company shall issue such number of the Class A Ordinary Shares converted from such Convertible Shares to the holders holding such Convertible Shares and cancel the Convertible Shares so converted. The Company shall promptly update its register of members to reflect the issuance of such Class A Ordinary Shares and the cancellation of such Convertible Shares.

(ii)                                  The conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Shares of the Convertible Shares to be converted, and the person entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Ordinary Shares on such date. All Class A Ordinary Shares issuable upon conversion of the Convertible Shares will upon issuance be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any pre-emptive rights. Upon any such conversion of any Convertible Shares, such Convertible Shares shall no longer be deemed to be outstanding and all rights of the holders holding such Convertible Shares with respect to the Convertible Shares so converted shall immediately terminate upon the issuance of the Class A Ordinary Shares, except the right to receive the Class A Ordinary Shares or other securities, cash or other assets as herein provided.

(b)                                      Fractional Share.

No fractional Class A Ordinary Shares shall be issued upon conversion of any Convertible Shares. In lieu of any fractional Shares to which the holders holding such Convertible Shares would otherwise be entitled, the Company shall at the discretion of the Board of Directors (including the affirmative vote of the Majority Preferred Directors) either (A) pay cash equal to such fraction multiplied by the fair market value for the applicable Convertible Share as determined and approved by the Board of Directors, or (B) issue one whole Class A Ordinary Share for each fractional Share to which the holders holding such Convertible Shares would otherwise be entitled.

(c)                                       Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 3, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each holder of the Convertible Shares of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of the Convertible Shares, furnish or cause to be furnished to such holder an adjustment certificate setting forth (A) such adjustment (B) the Conversion Price for the Convertible Shares at the time in effect, and (C) the number of Class A Ordinary Shares that each such Convertible Share could then be converted into.

3.5                               No Impairment

The Shareholders shall procure that the Company shall not impair the conversion rights of the Convertible Shares and shall at all times in good faith assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Shares (including without limitation, reservation of sufficient authorized by unissued Class A Ordinary Shares for issuance upon the conversion of the Convertible Shares).

4.                                 VOTING RIGHTS

4.1                               General.

Each Founder Party shall have the right to ten (10) votes for each outstanding Ordinary Share held. Each of the Ordinary Shares held by a person other than the Founder Parties shall have the right to one (1) vote for each outstanding Ordinary Share held. Unless expressly provided otherwise herein, Class D Ordinary Shareholder, Class C Ordinary Shareholder, Class B Ordinary Shareholder held by a person other than the Founder Parties, Preferred Shareholder shall have the right to one (1) vote for each Class A Ordinary Share into which each outstanding Class D Ordinary Share, Class C Ordinary Share, Class B Ordinary Share, or Preferred Share held by such shareholder could then be converted, as applicable. Subject to provisions to the contrary elsewhere in the Memorandum and Articles, or as required by applicable Laws, the Preferred Shareholders, the Class D Ordinary Shareholders, the Class C Ordinary Shareholders and the Class B Ordinary Shareholders shall vote together with the Class A Ordinary Shareholders, and not as a separate class or series, on all matters put before the Shareholders.

4.2                               Board Matters.

The Board of Directors shall consist of nine (9) Seats. The Board of Directors shall be constituted as follows:

(a)                                 The Series A Preferred Majority shall be entitled to appoint and remove one (1) director (the “IDG Director”) of the Board of Directors;

(b)                                 The Series B Preferred Majority shall be entitled to appoint and remove one (1) director (the “Qiming Director”) of the Board of Directors;

(c)                                  The Series C Preferred Majority shall be entitled to appoint and remove one (1) director (such director shall be appointed and removed by Tencent) of the Board (the “Tencent Director”);

(d)                                 The Series C1/C2 Preferred Majority shall be entitled to appoint and remove two (2) directors of the Board, of which Legend Capital shall be entitled to appoint and remove one (1) director (the “LC Director”) of the Board and Loyal Valley shall be entitled to appoint and remove one (1) director (the “Loyal Valley Director”) of the Board;

(e)                                  The Series D Preferred Majority shall be entitled to jointly appoint and remove one (1) director (the “CMC Director”, together with the IDG Director, the Qiming Director, the Tencent Director, the LC Director and the Loyal Valley Director collectively, the “Preferred Directors” and each a “Preferred Director”) of the Board;

(f)                                   The Ordinary Majority shall be entitled to appoint and remove three (3) directors of the Board of Directors (the “Ordinary Directors”), and Chen Rui shall be the chairman of the Board of Directors. The Ordinary Directors shall collectively have six (6) votes.

Any Shareholder or group of Shareholders entitled to designate any individual to be elected as a Director of the Board of Directors pursuant to this Section 4.2 shall have the right to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position. If a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any Director designated pursuant to this Section 4.2, the replacement to fill such vacancy shall be designated in the same manner as the director who is being replaced in accordance with this Section 4.2.

The Board of Directors shall meet at least once every quarter, unless otherwise agreed by the majority of the Board of Directors (including an affirmative vote of the Majority Preferred Directors). A quorum for a meeting of the Board of Directors shall consist of at least five (5) Directors, including at least one of the Ordinary Directors and the Majority Preferred Directors, provided however that if at any time a duly convened meeting of directors fails to get a quorum due to the absence of any Preferred Director, the notice shall be duly delivered again for a second meeting in accordance with these Articles; if at such second time, the quorum is still not present, those directors present shall be deemed a quorum provided that at such second meeting the business not included in the notice shall not be transacted. Each Director shall have one (1) vote on any matter submitted for approval of the Board, provided however, the Ordinary Directors shall collectively have six (6) votes.

Each Director shall be entitled to appoint alternates to serve at any meeting of the Board of Directors (or the meeting of a committee formed by the Board of Directors), and such alternates shall be permitted to attend all meetings of the Board of Directors and vote on such Director’s behalf.

The Company shall indemnify the Directors to the maximum extent permitted by the Law.

4.3                               Protective Provisions.

(a)                                 Acts of the Group Companies Requiring Approval of Preferred Majority. For so long as any Preferred Share remains outstanding, each Group Company shall not, and each of the Covenantors shall procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed below without the prior written consent of the Preferred Majority, voting as a separate class. Notwithstanding anything to the contrary contained herein, where any act listed below requires a Special Resolution, and if the Shareholders vote in favour of such act but the approval of the Preferred Majority has not yet been obtained, the Preferred Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

(i)                                     any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares, the Class D Ordinary Shares, the Class C Ordinary Shares or the Class B Ordinary Shares;

(ii)                                  any authorization, creation, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other equity or debt securities convertible into Equity Securities of any Group Company ranking on a parity with or senior to the Preferred Shares in terms of right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iii)                               any amendment, alteration, or repeal of any provision of the Charter Documents of any Group Company that alters, changes, or otherwise that might have an adverse impact on, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shareholders, the Class D Ordinary Shareholders, the Class C Ordinary Shareholders, or the Class B Ordinary Shareholders;

(iv)                              any issuance or sale of any Equity Securities or debt security of any Group Company;

(v)                                 any Trade Sale;

(vi)                              any Liquidation Event;

(vii)                           any declaration, authorization for payment or payment of a dividend on the Class A Ordinary Shares (other than a dividend payable solely in Class A Ordinary Shares where the Preferred Shareholders would proportionately be entitled to such dividend on an as-converted basis);

(viii)                        any appointment of any directors of any Group Company or change of the board size of any Group Company;

(ix)                              any change in the equity ownership of any Domestic Company or any amendment, modification, waiver, material change, or termination under any of the Control Documents (other than amendments to be made due to adding the nominees of the Investors as the signing parties);

(x)                                 any approval of initial public offering of any Group Company;

(xi)                              any reduction of the number of authorized or issued shares in the share capital of the Company (including without limitation, repurchase of any Shares), except pursuant to a redemption right of the Preferred Shares or the exercise of the repurchase option on the termination of employment of a participant of the ESOP or the Repurchases (as defined in the Series D Share Purchase Agreement);

(xii)                           effecting any merger, spin-off, consolidation, scheme of arrangement, reorganization or sale of all or substantially all of the assets of any Group Company;

(xiii)                        any amendment or waiver of any provisions of the Company’s Memorandum and Articles or the charter documents of any other Group Companies;

(xiv)                       the appointment of a receiver, administrator or other form of external manager for the liquidation or dissolution or winding of the Company or the passing of any resolution of the directors or the shareholders in respect thereof;

(xv)                          any change in the principal business of any Group Company; and

(xvi)                       any agreement, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, the transfer or adjustment of the businesses among the Designated Companies only, the change in the equity ownership among the Designated Companies only and the sale, transfer, license, charge, encumber or disposal of the assets, including the intellectual property, among the Designated Companies only (any of the above events, a “Special Event”), in each case the amount shall not be in excess of US$300,000, shall not require approvals of the Preferred Majority. For the avoidance of doubt, the Special Events set forth above shall be reported to the Board prior to the consummation.

(b)                                 Acts of the WFOE Requiring Approval of Preferred Majority. Without limiting the generality of the above Section 4.3(a), the WFOE shall not, and each of the Company and the HK Holding Company shall procure the WFOE not to, directly or indirectly, take any of the actions listed below without the prior written consent of the Preferred Majority, voting as a separate class. Notwithstanding anything to the contrary contained herein, where any act listed below requires a Special Resolution, and if the Shareholders vote in favour of such act but the approval of the Preferred Majority has not yet been obtained, the Preferred Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

(i)                                     any amendment of the Charter Documents of the WFOE;

(ii)                                  any winding up, liquidation or dissolution of the WFOE;

(iii)                               any increase or decrease in the registered capital of, or transfer of profits from the WFOE;

(iv)                              any disposal of all or substantial assets of the WFOE or merger or consolidation of the WFOE with other entities;

(v)                                 any material change in the business scope of the WFOE; and

(vi)                              any appointment of the general manger (or equivalent position) of the WFOE.

Notwithstanding anything to the contrary contained herein, the transfer or adjustment of the businesses among the Designated Companies only, the change in the equity ownership among the Designated Companies only and the sale, transfer, license, charge, encumber or disposal of the assets, including the intellectual property, among the Designated Companies only, in each case the amount shall not be in excess of US$300,000, shall not require approvals of the Preferred Majority. For the avoidance of doubt, the Special Events set forth above shall be reported to the Board prior to the consummation.

(c)                                       Acts of the Group Companies Requiring Approval of Tencent. Without the prior written consent of Tencent, the Group Companies and their controlled affiliates shall not take, permit to occur, approve, authorize, or agree or commit, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, to take any of the following actions:

(i)                                any issuance of shares, or other securities convertible into or exercisable for any equity securities of the Company to any Tencent Competitors;

(ii)                             any sale of any Class A Ordinary Shares to any Tencent Competitors; and

(iii)                          any Trade Sale to any Tencent Competitors.

(d)                                      Acts of the Group Companies Requiring Approval of CMC. Without the prior written consent of CMC, the Group Companies and their controlled affiliates shall not take, permit to occur, approve, authorize, or agree or commit, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, to take any of the following actions:

(i)                                any issuance of shares, or other securities convertible into or exercisable for any equity securities of the Company to any CMC Competitor;

(ii)                             any sale of any Class A Ordinary Shares to any CMC Competitor; or

(iii)                          any Trade Sale to any CMC Competitor.

(d)                                      Acts of the Group Companies Requiring Approval of the Majority Preferred Directors. For so long as any Preferred Share remains outstanding, each Group Company shall not, and each of the Covenantors shall procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed below without the prior written consent of the Majority Preferred Directors.

(i)                                any redemption or repurchase or cancellation of any Equity Securities of any Group Company (excluding Shares repurchased upon termination of an employee or consultant pursuant to the ESOP);

(ii)                             any purchase or lease by any Group Company of any motor vehicle valued in excess of US$25,000;

(iii)                          any increase in remuneration of any of the top five (5) most highly remunerated employees of any Group Company by more than fifteen percent (15%) in any twelve (12) month period;

(iv)                         any cessation to conduct or any substantive change in the business of any Group Company;

(v)                            any approval of or any change exceeding 5% to the annual budget;

(vi)                         the adoption or amendment of an equity incentive plan, or equivalent, for the benefit of the Company’s employees, directors and consultants and the amendment to any terms and conditions thereof;

(vii)                      cease to conduct or carry on the business of the Company and/or its subsidiary substantially as now conducted or change any part of its business activities;

(viii)                   sell or dispose of the whole or a substantial part of the undertaking goodwill or the assets of the Company and/or any subsidiary;

(ix)                         make any distribution of profits amongst the shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise;

(x)                            settle or alter the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes;

(xi)                         amendment of the accounting policies previously adopted or change the financial year of the Company;

(xii)                      appoint or change the auditors of the Company and/or any subsidiary;

(xiii)                   make any investment or incur any commitment in excess of US$1,000,000 at any time in respect of any one transaction or in excess of US$6,000,000 at any time in related transactions in any financial year of the Company and/or any subsidiary;

(xiv)                  borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(xv)                     create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any subsidiary except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$1,000,000 (or its equivalent in other currency or currencies) or in excess of US$6,000,000 at any time in any financial year;

(xvi)                  sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or subsidiary;

(xvii)               approve or make adjustments or modifications to terms of transactions involving the interest of any director or non-investor shareholder of the Company and/or its subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or non-investor shareholder of the Company/and/or its subsidiaries exceeds US$100,000;

(xviii)            acquire any share capital or other securities of anybody corporate in excess of US$1,000,000 or the establishment of any brands;

(xix)                  dispose or dilute the Company’s interest, directly or indirectly, in any of its subsidiaries;

(xx)                     approve any transfer of the Class A Ordinary shares in the Company or any of its subsidiaries held by non-investors; and

(xxi)                  any agreement, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, the transfer or adjustment of the businesses among the Designated Companies only, the change in the equity ownership among the Designated Companies only and the sale, transfer, license, charge, encumber or disposal of the assets, including the intellectual property, among the Designated Companies only, in each case the amount shall not be in excess of US$300,000, shall not require approvals of the Majority Preferred Directors. For the avoidance of doubt, the Special Events set forth above shall be reported to the Board prior to the consummation.

5.                                      DRAG-ALONG RIGHTS

5.1                               Drag-Along Rights. If at any time after thirty-six (36) months from the Closing, a Trade Sale which values the Company at no less US$3 billion (the “Approved Sale”) is approved by (i) the Preferred Majority (which, for the purpose of this Section 5.1, shall include Tencent, in the event the acquirer is a Tencent Competitor, and shall include CMC, in the event the acquirer is a CMC Competitor); and (ii) holders of at least two-thirds (2/3) of the Ordinary Shares (voting together in a single class) (together with the Preferred Majority, the “Drag-Along Shareholders”), then upon written notice from the Drag-Along Shareholders, each of the other Shareholders of the Company (the “Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Approved Sale to such purchaser; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Approved Sale. If any Dragged Shareholder does not elect to vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Approved Sale, such Dragged Shareholder shall be obliged to purchase all the Shares held by the Drag-Along Shareholders at the price and terms offered by the potential purchaser in such proposed Approved Sale (each a “Potential Purchaser”).

5.2                               Representation and Undertaking. Any such sale or disposition by the Dragged Shareholders shall be on the terms and conditions as the proposed Approved Sale by the Potential Purchaser. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Approved Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the Shares proposed to be transferred or sold by such Persons or entities; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any Law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by Law, the purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of such Dragged Shareholders under the terms of the agreements relating to such Approved Sale. Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority or any third party, which are required to be obtained or made in connection with the Approved Sale. Each of the Dragged Shareholders undertakes to pay its pro rata share of expenses incurred in connection with such proposed Approved Sale.

5.3                               Drag-Along Notice. Prior to making any Approved Sale in which the Drag-Along Shareholders wish to exercise their rights under Section 5, the Drag-Along Shareholders shall provide the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed closing date of the Approved Sale (the “Approved Sale Date”). The Drag-Along Notice shall set forth: (a) the name and address of the Potential Purchaser; (b) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by the Potential Purchaser; (c) the Approved Sale Date; (d) the number of Shares held of record by the Drag-Along Shareholders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholders; and (e) the number of Shares of the Dragged Shareholders to be included in the Approved Sale.

5.4                            Transfer Certificate. On the Approved Sale Date, each of the Drag-Along Shareholders and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice, and a certificate or certificates evidencing its Shares to be included in the Approved Sale to the Company.

5.5                            Payment. If the Drag-Along Shareholders or the Dragged Shareholders receive the purchase price for their Shares or such purchase price is made available to them as part of an Approved Sale and, in either case they fail to deliver certificates evidencing their Shares as described in this Section 5, they shall for all purposes be deemed no longer to be a Shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any Shares held by them, shall have no other rights or privileges as a Shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such Shares held by such Shareholders.

6.                                      REDEMPTION

The Preferred Shareholders shall have redemption rights as follows:

6.1                            Redemption Rights

(a)                                 Time.

To the extent permitted by applicable Law, upon the request of the Series D Preferred Majority, Series C1/C2 Preferred Majority, Series C Preferred Majority, Series B Preferred Majority, Series A+ Preferred Majority or Series A Preferred Majority, as the case may be (in each case, the “Redeeming Preferred Shareholders”), at any time (i) after the five (5) year anniversary of the Closing Date, (ii) upon the occurrence of a material breach of the Control Documents or any material adverse change in the regulatory environment, under which circumstance the Control Documents have become or will become invalid, illegal or unenforceable, (iii) upon the occurrence of a material breach by any Group Company or any Founder Party of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents, (iv) upon request of any holder of any other class of Preferred Shares for redemption by the Company, (v) any Founder’s breaches any of his/her covenants or obligations under Sections 6.2 and 6.3 of the Shareholders’ Agreement, or (vi) Chen Rui  ceases to be in the executive position of the Group Companies or any of their Affiliates due to his voluntary resignation, the Company shall, at the written request (the “Redemption Notice”) of the Redeeming Preferred Shareholder, redeem all or part of the outstanding Preferred Shares (the “Redeeming Preferred Shares”) as requested by any Preferred Shareholder.

(b)                                 Redemption Price.

(i)                                     The redemption price for each outstanding (i) Series D2 Preferred Share shall be equal to one hundred percent (100%) of the Series D2 Preferred Share Purchase Price plus a seven percent (7%) annualized interest and any declared but unpaid dividends, (ii) Series D1 Preferred Share shall be equal to one hundred percent (100%) of the Series D1 Preferred Share Purchase Price plus a seven percent (7%) annualized interest and any declared but unpaid dividends, (iii) Series C2 Preferred Share shall be equal to one hundred percent (100%) of the Series C2 Preferred Share Purchase Price plus a seven percent (7%) annualized interest and any declared but unpaid dividends, (iv) Series C1 Preferred Share shall be equal to one hundred percent (100%) of the Series C1 Preferred Share Purchase Price plus a seven percent (7%) annualized interest and any declared but unpaid dividends, (v) Series C Preferred Share, Series B Preferred Shares or Series A+ Preferred Shares shall be equal to one hundred percent (100%) of the applicable Preferred Share Purchase Price plus a seven percent (7%) annualized interest and any declared but unpaid dividends, and (vi) Series A Preferred Shares shall be equal to one hundred and fifty percent (150%) of the Series A Preferred Share Purchase Price or the Adjusted Series A Preferred Share Purchase Price (if the shareholding adjustment pursuant to Section 2.3(iii) of the Series A Share Purchase Agreement has taken place) and any declared but unpaid dividends (each, the “Redemption Price”).

(c)                        Procedure.

The Preferred Shareholders shall exercise their redemption right provided herein by delivering the Redemption Notice to the Company, notifying the Company the number of the Preferred Shares that it requests the Company to redeem. On the sixtieth (60th) day after receiving the Redemption Notice (or such other date as agreed between the Company and the Redeeming Preferred Shareholders) (the “Redemption Price Payment Date”), the Company shall redeem all Preferred Shares subject to such redemption by paying the Redemption Price in cash to the Preferred Shareholders requesting redemption and update its register of members accordingly.

If the Company’s funds legally available for any redemption of Preferred Shares pursuant hereto are insufficient to permit the payment of the Redemption Price in full in respect of each Preferred Share required to be redeemed, the Company shall effect the redemption on pro rata basis among the Preferred Shareholders requesting redemption on a pari passu basis.

Before full Redemption Price has been paid in respect of all Preferred Shares held by any Preferred Shareholders requesting redemption, the redemption shall not be deemed to have been consummated in respect of any Preferred Shares requested to be redeemed but not having been redeemed on the Redemption Price Payment Date, and such Preferred Shareholders shall remain entitled to all of their rights, including (without limitation) voting rights, in respect of such unredeemed Preferred Shares, and each of such unredeemed Preferred Shares shall remain “outstanding” for the purposes hereunder, until such time as the Redemption Price in respect of each such Preferred Shares has been paid in full whereupon all such rights shall automatically cease.

Any portion of the Redemption Price not paid by the Company in respect of any Preferred Share requested to be redeemed on the Redemption Price Payment Date shall be immediately converted into a debt payable by the Company, at the election of such Preferred Shareholder requesting redemption, (i) by delivering to such Preferred Shareholder a promissory note issued in favor of such Preferred Shareholder by the Company, with a term of twelve (12) months from the Redemption Price Payment Date, or (ii) by entering into other repayment schedule in writing by the Company and such Preferred Shareholder, each at an interest rate of eight percent (8%) per annum from the Redemption Price Payment Date until the date of full payment of the Redemption Price in respect of each such Preferred Share.

End of Schedule A